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                                                             EXHIBIT 99.1


PRESS RELEASE


SATCON RAISES $17 MILLION IN STOCK OFFERING


CAMBRIDGE, Mass.--(BUSINESS WIRE)--June 7, 2001--SatCon Technology Corporation(R) (Nasdaq:SATC-NEWS), a provider of power and energy management products for the digital power marketplace, announced today that it completed an offering of 1,464,928 shares of its common stock at a price of $12 1/8 per share discounted from the closing price on June 5, 2001. The gross proceeds to the Company are $17,762,252. The shares of common stock were offered through a prospectus supplement pursuant to the Company's effective shelf registration statement. DP Securities, Inc., the broker-dealer subsidiary of DirectPlacement.com, Inc., acted as the placement agent for the offering.

SatCon intends to use the net proceeds from this offering for working capital and other general corporate purposes, including financing growth, capital expenditures made in the ordinary course of business, including facilities expansion and the purchase of manufacturing equipment, and acquisitions of businesses, products and technologies that complement or expand SatCon business.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

SatCon Technology Corporation manufactures and sells power and energy management products for the digital power marketplace including power quality, distributed power generation, telecommunications, silicon wafer manufacturing, factory automation, aircraft, satellites and automotive applications.

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CONTACT:

     SatCon Technology Corporation(R)
     Sean Moran
     Chief Financial Officer
     (617) 661-0540
     or
     PondelWilkinson MS&L
     Corporate and Investor Relations
     Robert Whetstone, Rosemary Moothart
     (310) 207-9300